Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Anita M. Robinson
December 22, 2009	President and Chief Executive Officer
(805) 782-5011

Mission Community Bancorp Announces

$15.2 Million Capital Investment

Mission Community Bancorp (OTCBB: MISS), San Luis Obispo, California, parent of Mission Community Bank, is pleased to announce an agreement with the Carpenter Community BancFund organization by which the Fund will invest up to an additional $15.2 million in the Company in a private placement.  The Company will subsequently conduct a rights offering open to other holders of the Company’s common stock.

“The Fund has been a great partner to the company and their investment and strategic counsel will continue to assist us in the further buttressing of the already strong capital position of Mission Community Bank during a current period of significant economic uncertainty,” said Anita Robinson, the Company’s president and chief executive officer. “We are excited about the opportunity this relationship presents.”

Edward J. Carpenter, Chairman of the Fund said, “With this additional capital the bank is well-positioned to move forward in the current environment.” Mr. Carpenter continued, “We are looking forward to continuing our work with the Mission Community team on moving the bank forward and putting the capital to work.”

Under the terms of the Securities Purchase Agreement entered into by the parties, the Fund will purchase up to 3,040,000 shares of common stock, each of which is paired with a warrant (each pair, a “Unit”) for an aggregate purchase price of up to $15,200,000.  Each warrant represents the right to purchase a share of common stock for $5.00, subject to adjustment.

The Company will commence a rights offering in the first quarter of 2010 to all holders of the Company’s common stock on the same financial terms as those offered to the Fund.

The Transaction

The Carpenter Community BancFund organization has agreed to invest up to $15.2 million in two separate closings.  At the first closing, the Fund will purchase 2,000,000 Units for an aggregate purchase price of $10 million.  The first closing will take place following the receipt of all required regulatory approvals and the fulfillment of other conditions precedent to closing set forth in the Securities Purchase Agreement.  Up to an additional 1,040,000 Units may be purchased by the Fund for an aggregate additional purchase price of $5.2 million, subject to receipt of all required regulatory approvals, and the fulfillment of other conditions precedent to closing set forth in the Securities Purchase Agreement.

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In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions.  The Company has also granted the Fund demand registration rights.

About Mission Community Bancorp

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Downtown San Luis Obispo, Paso Robles and Arroyo Grande.  The Company’s Administrative headquarters and a Loan Production Office are also located in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several grants and awards for its success in small business lending and community development banking services.

About Carpenter Community BancFund

The Carpenter Community BancFund was formed by the principals of Carpenter & Company, the Irvine-based investment banking and consulting firm that specializes in bank development.  The Fund plans to support new and growing community banks in California and elsewhere.

For More Information

Please contact Anita Robinson at (805) 782-5011 for more information.

Forward-Looking Statements Disclosure

This news release contains forward-looking statements related to, among other things, business growth and capital adequacy.  These statements are based on management’s current views and assumptions regarding future business performance.  Actual performance may vary due to competitive conditions, levels of marketing spending, economic factors such as energy prices, interest rates, the duration and severity of the economic slow-down or recession in our market area, changes in government regulation or policies and other factors.

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3380 South Higuera Street • San Luis Obispo, California  93401